UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 11, 2012

FS Investment Corporation II

(Exact name of Registrant as specified in its charter)

Maryland	814-00926	80-0741103
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Cira Centre
2929 Arch Street, Suite 675 Philadelphia, Pennsylvania (Address of principal executive offices)	19104 (Zip Code)

Registrant’s telephone number, including area code: (215) 495-1150

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definite Agreement.

On December 13, 2012, a wholly-owned financing subsidiary of FS Investment Corporation II (the “Company”), Del River LLC (formerly known as IC-II Investments LLC), entered into a fourth amendment and restatement of the confirmation letter agreement (the “Amended and Restated Confirmation”) governing its total return swap (the “TRS”) for senior secured floating rate loans with Citibank, N.A. Pursuant to the Amended and Restated Confirmation, the maximum aggregate market value of the portfolio of loans subject to the TRS (determined at the time each such loan becomes subject to the TRS) was increased from $375.0 million to $425.0 million. No other material terms of the TRS changed in connection with the Amended and Restated Confirmation.

The foregoing description of the Amended and Restated Confirmation is a summary only and is qualified in all respects by the provisions of the Amended and Restated Confirmation, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 2.02. Results of Operations and Financial Condition.

On December 14, 2012, the Company increased the Company’s public offering price from $10.10 per share to $10.20 per share and increased the amount of the semi-monthly cash distributions payable to stockholders of record from $0.030510 per share to $0.030813 per share in order to maintain its annual distribution yield at 7.25% (based on the $10.20 public offering price).

The increase in the public offering price was effective as of the Company’s December 17, 2012 semi-monthly closing and first applied to subscriptions received from December 3, 2012 through December 16, 2012. The purpose of the increase in the public offering price was to ensure that the Company’s net asset value per share did not exceed the Company’s offering price per share, after deducting selling commissions and dealer manager fees, as required by the Investment Company Act of 1940, as amended.

Also, on December 11, 2012, the board of directors of the Company (the “Board”) declared two regular semi-monthly cash distributions payable in December. Both distributions will be paid on December 31, 2012, the first, in the amount of $0.030510 per share, to stockholders of record as of December 14, 2012, and the second, at the increased rate of $0.030813 per share, to stockholders of record as of December 28, 2012.

Share Price Guidance

If the Company’s strong portfolio performance continues, causing its net asset value per share to exceed its increased net offering price, the Board may further increase the per share offering price of its shares of common stock for its future semi-monthly closings. The Company expects that, if adjusted further, the per share public offering price will be between $10.20 and $10.35 per share. The Board has not yet determined that a further adjustment to the newly-established offering price of $10.20 per share will be necessary. In the event the Company determines to adjust its current offering price, a separate announcement will be issued. There can be no assurance that the amount of the semi-monthly cash distributions payable to the Company’s stockholders, if any, will increase in the event that the Company further increases its public offering price in the future.

Certain Information About Distributions

The determination of the tax attributes of the Company’s distributions is made annually as of the end of the Company’s fiscal year based upon its taxable income and distributions paid, in each case, for the full year. Therefore, a determination as to the tax attributes of the distributions made on a quarterly basis may not be representative of the actual tax attributes for a full year. The Company intends to update stockholders quarterly with an estimated percentage of its distributions that resulted from taxable ordinary income. The actual tax characteristics of distributions to stockholders will be reported to stockholders annually on Form 1099-DIV. The payment of future distributions on the Company’s shares of common stock is subject to the discretion of the Board and applicable legal restrictions, and therefore, there can be no assurance as to the amount or timing of any such future distributions.

Item 5.05. Amendments to the Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics.

On December 11, 2012, the Board adopted an amended and restated Code of Business Conduct, Ethics and Statement on the Prohibition of Insider Trading (the “Code of Ethics”) reflecting certain non-substantive changes.

A copy of the amended and restated Code of Ethics is attached hereto as Exhibit 14.1 and is incorporated herein by reference.

Forward-Looking Statements

This Current Report on Form 8-K may contain certain forward-looking statements, including statements with regard to the future performance and operation of the Company. Words such as “believes,” “expects,” “projects” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the filings the Company makes with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

EXHIBIT NUMBER	DESCRIPTION
10.1	Amended and Restated Confirmation Letter Agreement, dated as of December 13, 2012, by and between Del River LLC and Citibank, N.A.

14.1	Code of Ethics of FS Investment Corporation II.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FS Investment Corporation II

Date: December 17, 2012	By:	/s/ Michael C. Forman
Michael C. Forman
President and Chief Executive Officer

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION
10.1	Amended and Restated Confirmation Letter Agreement, dated as of December 13, 2012, by and between Del River LLC and Citibank, N.A.

14.1	Code of Ethics of FS Investment Corporation II.